Exhibit 99.1

News Release

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Media Contacts:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire Realpoint, LLC, Nationally Recognized Statistical Ratings Organization

CHICAGO, March 19, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has entered into a definitive agreement to acquire Realpoint, LLC, a Nationally Recognized Statistical Ratings Organization (NRSRO) that specializes in structured finance. The purchase price is $52 million, subject to post-closing adjustments, and includes approximately $42 million in cash and $10 million in restricted stock. Realpoint had revenue of approximately $12 million in 2009. Morningstar expects to complete the transaction in the next few months.

“We believe there’s strong demand for unbiased ratings and research in the structured credit market, and we think the time is ripe to bring more competition to this market. This acquisition also builds on our recent entry into corporate credit ratings,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Realpoint has earned the respect of investors, and has built a solid business by being a reliable source for structured finance ratings and analysis. Realpoint and Morningstar share a strong commitment to investors. Together, we want to restore credibility to the credit ratings business and be a positive force in rating structured products.”

Realpoint currently offers securities ratings, research, surveillance services, and data to help institutional investors identify credit risk in commercial mortgage-backed securities. More than 225 institutional investment firms subscribe to Realpoint’s trusted ratings and analytics, including the majority of money managers who invest in commercial mortgage-backed securities.

“Realpoint and Morningstar have highly complementary values and are focused squarely on the best interests of investors,” said Robert Dobilas, chief executive officer of Realpoint. “Becoming part of a well-respected firm like Morningstar will give us the resources to expand our business on a global level, with a company that is equally focused on transparency and reliable ratings and analysis. At a time when market uncertainty is unprecedented, Morningstar’s acquisition of Realpoint demonstrates a firm commitment to re-establishing faith in structured finance ratings.”

On Dec. 2, 2009, Morningstar announced its entry into credit ratings and now publishes ratings on approximately 150 of the largest U.S. companies. Its corporate credit rating business and pending acquisition of Realpoint support one of the company’s growth strategies, which is to continue building thought leadership in independent investment research.

Once the acquisition is completed, Realpoint will become a business unit of Morningstar, reporting to Catherine Odelbo, Morningstar’s president of equity research. Over time, the company will be rebranded under Morningstar. Dobilas will continue to run the business, and the company will retain its offices in Horsham, Pa.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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